Exhibit 34.1
Report of Independent Registered Public Accounting Firm
Capital One, National Association

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with Servicing Criteria, that Capital One, National Association (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions involving motor vehicle receivables’ portfolios where the related asset backed securities of Capital One Prime Auto Receivables Trusts - COPAR 2019-1, COPAR 2019-2 and COPAR 2020-1 were outstanding during the period covered by this report as of and for the year ended December 31, 2021 and for COPAR 2021-1, were outstanding for the period from October 27, 2021 to December 31, 2021 for which the Company acted as Servicer (the "Platform”) and except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii), which the Company has determined are not applicable to the activities performed by them with respect to the servicing Platform covered by this report. Refer to Appendix A of management’s Report on Assessment of Compliance with Servicing Criteria for the asset backed securities covered by the Platform. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, and the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by Regulation AB Compliance and Disclosure Interpretations of the Division of Corporation Finance, Section 200.06, “Vendors Engaged by Servicers” (“C&DI 200.06”). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. Although the Company is responsible for assessing compliance with servicing criteria (d)(4)(iii) and (d)(4)(xv) of Regulation AB, there were no servicing activities performed by the Company during the year ended December 31, 2021 that required these servicing criteria to be complied with. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in management’s assertion, for servicing criteria 1122(d)(2)(i), 1122(d)(4)(i), 1122(d)(4)(ii), and 1122(d)(4)(iv) as applicable, the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to each vendor as permitted by C&DI 200.06. As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

In our opinion, management’s assertion that the Company complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB, including servicing criteria 1122(d)(2)(i), 1122(d)(4)(i), 1122(d)(4)(ii), and 1122(d)(4)(iv) for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended December 31, 2021 for the COPAR 2019-1, COPAR 2019-2 and COPAR 2020-1 trust and for the period from October 27, 2021 to December 31, 2021 for the COPAR 2021-1 trust, is fairly stated, in all material respects.

/s/ Ernst & Young LLP

March 25, 2022